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                                                                    EXHIBIT 21.1



                        Subsidiaries of the Registrant


Sprint Spectrum Holding Company, L.P.

        1. Sprint Spectrum L.P.
        2. NewTelCo, L.P.


Sprint Spectrum L.P.

        1. Wireless Co, L.P.
        2. Sprint Spectrum Equipment Company, L.P.
        3. Sprint Spectrum Realty Company, L.P.
        4. Sprint Spectrum Finance Corporation

Sprint Spectrum Finance Corporation


        None